Exhibit 99.1

TRIQUINT SEMICONDUCTOR COMPLETES ACQUISITION OF

RF POWER INNOVATOR, PEAK DEVICES, INC.

Adds to TriQuint’s leadership position in multi-market RF components

HILLSBORO, OR (USA) – September 4, 2007 – TriQuint Semiconductor (Nasdaq: TQNT), a leading manufacturer of wireless products, announced today that it has completed the acquisition of Peak Devices, Inc. of Boulder, Colorado, in a cash transaction introduced last month. Peak Devices is a privately held, fabless semiconductor company with a highly experienced RF team that focuses on RF discrete transistor technology. Its market segments include 2-Way Communications, FM and Television Broadcast, Telecommunications, Avionics, Radar, and Military.

“With the completion of the acquisition of Peak Devices, we take another step toward diversifying our technology portfolio, and further our strategy to cultivate revenue across multiple high-growth markets,” said Ralph Quinsey, TriQuint Chief Executive Officer (CEO). In the August 21st initial acquisition announcement, Mr. Quinsey remarked that Peak’s technology may enable the software definable radio, which has long been a target of the wireless industry. Peak has developed proprietary semiconductor technology in which a single wide bandwidth amplifier may replace multiple high power multiplexer-combined-amplifiers.

Peak Devices CEO Bill McCalpin will lead the new TriQuint Colorado operation. “Our team is eager to join TriQuint. We look forward to expanding our reach through TriQuint’s global salesforce, and working with their design teams to incorporate our wide band technology in upcoming product plans,” he said. “I believe the combination of TriQuint’s advanced semiconductor technologies such as GaN (Gallium Nitride) and High Voltage HBT with our wideband circuit technology will bring high power RF amplifiers to new levels of performance.”

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FORWARD LOOKING STATEMENTS

This TriQuint Semiconductor, Inc. (Nasdaq: TQNT) press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements regarding the acquisition of Peak Devices, the impact of its products on TriQuint’s business and the financial impact of the acquisition are statements that involve risks and uncertainties. A number of factors affect TriQuint’s operating results and could cause its future results to differ materially from the forward-looking statements contained in this press release including, but not limited to: failure of TriQuint to realize the anticipated financial and product benefits of the acquisition, customer acceptance of the Peak Device products, integration and retention of the Peak workforce, failure to develop and market multi-octave products, as well as the other “Risk Factors” set forth in TriQuint’s most recent 10-Q report filed with the Securities and Exchange Commission. This and other reports can be found on the SEC web site, www.sec.gov. A reader of this release should understand that these and other risks could cause actual results to differ materially from expectations expressed / implied in forward-looking statements.

FACTS ABOUT PEAK DEVICES

PEAK Devices designs, manufactures and markets a broad range of Bipolar, MOSFET, and LDMOS, low power and high power RF discrete transistors for use in a variety of market segments, including wireless communications, HF/VHF/UHF, 2-Way Communications, FM Broadcast, Television Broadcast, Avionics, Radar, and Military. Peak specializes in extending the life of mature RF transistor product lines by designing and manufacturing drop-in replacement transistors for those no longer supported by other manufacturers. Peak Devices offers customers a viable, cost competitive, long-term alternative to costly redesign as a result of product obsolescence. PEAK Devices is a privately held company, headquartered in Boulder, Colorado, and founded in 2000. For more information about PEAK Devices and PEAK Devices products, visit its Web site at: www.peakdevices.com, or send email to: info@peakdevices.com. To speak with them directly, call (720) 406-1221.

FACTS ABOUT TRIQUINT

TriQuint Semiconductor supplies high-performance RF modules and components to the world’s leading communications companies. Specifically, it ships components for four out of the top five cellular handset manufacturers, and is a leading gallium arsenide (GaAs) supplier to major defense and space contractors. Its diverse high-growth markets include wireless handsets, base stations, broadband communications, military and commercial foundry. TriQuint, as named by Strategy Analytics in August 2007, is the #3 worldwide leader in GaAs devices and the world’s largest commercial GaAs foundry. We “Connect the digital world to the global network”™. TriQuint creates standard and custom products using advanced processes that include GaAs, surface acoustic wave (SAW) and bulk acoustic wave (BAW) technologies, and also has extensive developments in gallium nitride (GaN). TriQuint has manufacturing facilities in Oregon, Texas, and Florida, a production plant in Costa Rica, and design centers in North America and Germany. These manufacturing and production facilities are certified to the ISO9001 international quality standard. TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124 (USA) and can be reached at +1 503 615 9000 (Fax: +1 503 615 8900). Visit TriQuint at www.triquint.com. TriQuint’s web site and investor updates are not incorporated by reference herein and shall not be deemed to be part of this release.

Stephanie Welty	Heidi A. Flannery	Media Contact: Brandi Frye
VP of Finance & Administration, CFO	Investor Relations Counsel Fi. Comm Tel: +1 (541) 322-0230	Director, Marketing Comms TriQuint Semiconductor, Inc
TriQuint Semiconductor, Inc.	Fax: +1 (541) 322-0231	Tel: +1 (503) 615-9488
Tel: +1 (503) 615-9224 Fax: +1 (503) 615-8904	E-mail: heidi.flannery@ficomm.com	Mobile: +1 (503) 780-2318 E-mail: bfrye@tqs.com
E-mail: swelty@tqs.com